UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

_______________________________________

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KIRKLAND’S, INC.

_________________________________________________

(Name of registrant as specified in its charter)

_________________________________________

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

R. Wilson Orr, III

Chair of the Board of Directors

May 5, 2023

Dear Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Kirkland’s, Inc. (the “Company, “we,” “us,” or “our”), which will be held at 9:00 a.m., local time, on Wednesday, June 21, 2023 at the Company’s headquarters, 5310 Maryland Way, Brentwood, Tennessee 37027. The doors will open at 8:30 a.m., local time. Our directors and management team will be available to answer questions.

The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe the business to be conducted at the Annual Meeting. The Notice of Annual Meeting, the Proxy Statement and our 2022 Annual Report to Shareholders are available at http://ir.kirklands.com/Annual_Meeting. We encourage you to read our 2022 Annual Report to Shareholders prior to voting your shares.

We hope you will be able to join us at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote and submit your proxy prior to the Annual Meeting by following the instructions described in the Proxy Statement. You may vote in advance of the Annual Meeting via the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. If you attend the Annual Meeting, your shares will be voted as instructed in your proxy, or you may withdraw your proxy at the Annual Meeting and vote your shares in person.

I look forward to seeing you at the Annual Meeting.

Sincerely,

R. Wilson Orr, III
Chair of the Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 21, 2023

9:00 a.m. local time

Kirkland’s Home Corporate Office

5310 Maryland Way

Brentwood, TN 37027

May 5, 2023

Dear Shareholder:

You are invited to the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Kirkland’s, Inc. (the “Company,” “we,” “us,” or “our”). We will hold the Annual Meeting at the time and place noted above. At the Annual Meeting, we will ask you to:

• Elect two Class III directors, Chris L. Shimojima and Jill A. Soltau, each for a term of three years;

• Hold an advisory vote on our named executive officers’ compensation;

• Determine, on an advisory basis, whether we will have future advisory votes regarding executive compensation every one year, every two years or every three years;

• Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024; and

• Vote on any other business properly brought before the Annual Meeting.

These matters are more fully described in the Proxy Statement accompanying this notice. Only shareholders listed on the Company’s records at the close of business on the record date, which is April 25, 2023, are entitled to vote on the matters presented at the Annual Meeting (or any adjournment or postponement thereof).

Your vote is important. To be sure your shares are voted and represented at the Annual Meeting, please vote and submit your proxy prior to the Annual Meeting by following the instructions described in the Proxy Statement. You may vote in advance of the Annual Meeting via the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. As we are providing access to our proxy materials over the Internet, shareholders will receive a “Notice of Internet Availability of Proxy Materials” which contains detailed instructions as to how shareholders can access the proxy materials and vote their shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 21, 2023.

THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT AND THE 2022 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting.

By order of the Board of Directors,

Carter R. Todd
Vice President, General Counsel
and Corporate Secretary
Kirkland’s, Inc. 5310 Maryland Way Brentwood, TN 37027

IMPORTANT

It is important that your shares be represented at the Annual Meeting. You are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting, you must have an admission ticket or other proof of share ownership as of the close of business on April 25, 2023, the record date for the Annual Meeting.

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a shareholder who held Kirkland’s common stock as of the record date for the Annual Meeting.

Registration will begin at 8:30 a.m., local time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the shareholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the shareholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1 of the accompanying Proxy Statement.

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the Annual Meeting.

i

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Kirkland’s, Inc. (“Kirkland’s,” the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our Annual Meeting of Shareholders to be held on June 21, 2023 (the “Annual Meeting”) and any adjournments of that Annual Meeting. This Proxy Statement, the accompanying form of proxy card and our Annual Report to Shareholders for our fiscal year ending January 28, 2023 (“fiscal 2022”) are first being made available to our shareholders on or about May 5, 2023.

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our shareholders with access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (a “Notice of Internet Availability”) was mailed on or about May 5, 2023 to our shareholders of record as of the close of business on April 25, 2023, the record date for the Annual Meeting. This Notice of Internet Availability contains instructions on how to access and read this Proxy Statement and our Annual Report to Shareholders for fiscal 2022 on the Internet and how to vote. If you received a Notice of Internet Availability by mail, you will not receive printed copies of the proxy materials in the mail, unless you request them by following the instructions in the Notice of Internet Availability. In addition, shareholders may request to receive copies of the proxy materials in printed form by mail on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

Agenda Items

The agenda for the Annual Meeting is to:

1. Elect two Class III directors, Chris L. Shimojima and Jill A. Soltau, each for a term of three years;

2. Hold an advisory vote on our named executive officers’ compensation;

3. Determine, on an advisory basis, whether we will have future advisory votes regarding executive compensation every one year, every two years or every three years;

4. Ratify the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending February 3, 2024 (“fiscal 2023”); and

5. Vote on any other business properly brought before the Annual Meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date, which is the close of business on April 25, 2023. You will have one vote for each share of Common Stock that you held as of the close of business on the record date. As of April 25, 2023, there were 12,812,898 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:

• In Person. If you choose to vote in person, you can attend the Annual Meeting and cast your vote in person;

• Voting By Mail. If you choose to vote by mail, complete the proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting;

• Voting By Telephone. If you choose to vote by telephone, call 1-800-690-6903 and follow the instructions to vote your shares; or

• Voting on the Internet. If you choose to vote on the Internet, visit www.proxyvote.com and follow the instructions to vote your shares.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of the following ways:

• In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

• Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

• Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Shareholders of record receive a Notice of Internet Availability or, if requested, paper copies of the proxy materials, including a proxy card, from the Company, whereas shareholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the Notice of Internet Availability or proxy materials, together with a voting instruction form, from the bank or broker. If you are a shareholder of record, and properly complete your proxy card and send it to the Company prior to the vote at the Annual Meeting, or submit your proxy electronically over the Internet or by telephone before voting closes, your shares will be voted as you have directed. If you sign and return the proxy card prior to the Annual Meeting, but do not make specific choices, your shares will be voted in accordance with the recommendations of the Board of Directors: FOR the nominees for director, FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement, pursuant to an advisory vote, FOR the determination, on an advisory basis, to have future advisory votes on executive compensation every one year, and FOR the ratification of EY as the Company’s independent registered public accounting firm for fiscal 2023. We do not know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Shareholders who hold their shares in street name should refer to “Broker Non-Votes” below for information concerning the voting of their shares on any matter for which they do not provide voting instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provided, or by telephone or Internet as provided in the voting instruction form provided to you by your bank or brokerage firm.

Quorum Requirement

We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Each director nominee will be elected if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election at the Annual Meeting (with abstentions and broker non-votes not counted as votes cast either for or against such election). Proxies may not be voted for more than one director, and shareholders may not cumulate votes in the election of directors.

The advisory vote on our named executive officers’ compensation and the ratification of EY as our independent registered public accounting firm for fiscal 2023, and any other actions properly presented at the Annual Meeting are approved if the votes cast in favor of the action exceed the votes cast opposing the action. The vote on the frequency of future advisory executive compensation votes will be determined by a plurality of the votes cast.

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Shares represented by proxies that abstain from voting on the advisory vote on our named executive officers’ compensation, the frequency vote on future advisory executive compensation votes, or the ratification of EY as our independent registered public accounting firm for fiscal 2023 will not have any effect on the outcome of those votes.

Broker Non-Votes

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules. The election of directors, the advisory vote related to our named executive officer compensation and the advisory vote on the frequency of future non-binding votes related to named executive officer compensation are considered non-routine matters and broker discretionary voting on these matters is prohibited. As a result, if you are a beneficial owner, hold your shares in street name, and do not give your bank, broker or other nominee instructions on how to vote your shares with respect to the election of directors, the advisory vote on executive compensation, or the advisory vote on frequency of future votes on executive compensation, no votes will be cast on your behalf with respect to those proposals. In contrast, the ratification of auditors is a discretionary matter, so your bank, broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of EY as our independent registered public accounting firm even if you do not give your bank, broker or other nominee instructions on how to vote your shares with respect to that proposal. Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.

Because the Company has a majority voting standard for the election of directors, and the other proposals will be approved only if the votes cast in favor of the action exceed the votes cast opposing the action, broker non-votes will have no effect on the outcome of the vote on any of the proposals contained in this Proxy Statement.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

• Submitting a later-dated proxy by mail or a later-dated vote by telephone or over the Internet;

• Sending a written notice to the Corporate Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to: Kirkland’s, Inc., 5310 Maryland Way, Brentwood, TN, 37027, Attention: Carter R. Todd, Vice President, General Counsel and Corporate Secretary.

; or

• Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

• Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

• Submitting a later-dated vote by telephone or over the Internet in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

• Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee.

II. THE PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors consists of three classes of directors, which include two classes with three directors and one class with two directors. The term for each class is three years. Class terms expire on a rolling basis, so that, generally, only one class of directors is elected each year. Currently, there are eight incumbent directors, consisting of two Class III directors whose terms will expire at this Annual Meeting, three Class I directors whose terms will expire at the 2024 Annual Meeting and three Class II directors whose terms will expire at the 2025 Annual Meeting. One of our current Class II directors, Steven C. Woodward (whose information is also provided below), will retire as a director and will not stand for re-election, effective as of May 31, 2023.

The two nominees for Class III directors this year are Chris L. Shimojima and Jill A. Soltau. Information about the nominees and the Board of Directors is contained in the section of this Proxy Statement entitled “Board of Directors and Executive Officers” on page 8.

The Board of Directors expects that each of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

In any uncontested election, if an incumbent director fails to receive the number of votes required for re-election to the Board, such director is required under the Majority Voting Policy in the Company’s Corporate Governance Guidelines to tender his or her resignation as a director for consideration by the Company’s Governance and Nominating Committee and the Board of Directors. Under the Majority Voting Policy, the Governance and Nominating Committee will evaluate the circumstances of the failed election, taking into account those considerations set forth in the Majority Voting Policy, and will make a recommendation to the Board of Directors as to whether the Board of Directors should accept the director’s resignation or take such other action as the Governance and Nominating Committee may recommend. The Board of Directors will act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind such decision within 90 days after certification of the election results.

The Board of Directors recommends a vote “FOR” the election of each of Chris L. Shimojima and Jill A. Soltau to the Board of Directors.

Proposal 2 — Non-Binding, Advisory Vote on Approval of Named Executive Officers’ Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are asking our shareholders to vote on this proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

The Compensation Committee of the Board of Directors has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our senior management with those of our shareholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of the shareholders.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed under ‘Executive Compensation’ in the Company’s Proxy Statement for

the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” this Proposal 2 to approve the compensation of the named executive officers as disclosed in this Proxy Statement.

Proposal 3 — Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are asking our shareholders to determine, on an advisory basis, the frequency with which we will include in future annual proxy statements a shareholder advisory vote on the compensation of our named executive officers. Consistent with the view of our shareholders expressed in 2017 when we previously held this vote, we have held an advisory vote on named executive officer compensation every year since 2017.

As discussed in Proposal 2, the Board of Directors values the input of shareholders regarding the Company’s executive compensation practices. As contemplated by the Dodd-Frank Act and Section 14A of the Exchange Act, shareholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 2, will occur. Shareholders can advise the Board of Directors on whether such votes should occur every year, every two years, or every three years or may abstain from voting. Shareholders will have the opportunity to vote on this matter at least every six years in accordance with the Dodd-Frank Act and Section 14A of the Exchange Act.

After careful consideration of this Proposal 3, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company, and therefore our Board of Directors recommends that the shareholders vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this Proposal 3.

Please indicate your preference as to the frequency of holding shareholder advisory votes on executive compensation, as either every year, every two years, or every three years or you may “abstain” from this proposal.

Approval of this Proposal 3 requires the affirmative vote of a plurality of the votes cast on this matter. If you abstain from voting on this matter, your abstention will have no effect on the outcome of the vote. Broker non-votes will not impact the outcome of this matter. While this vote is advisory and therefore not binding on us, our Board values the opinions of our shareholders and will take into consideration the outcome of this vote when making future decisions regarding our executive compensation programs. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends that you vote “FOR” a frequency of once every year for the frequency of shareholder advisory votes on executive compensation.

Proposal 4 — Ratification of Independent Registered Public Accounting Firm

Our Audit Committee has selected EY as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2023. In deciding to engage EY, our Audit Committee noted that there were no auditor independence issues raised with EY.

Our Board of Directors recommends that the shareholders ratify the selection of EY as our independent registered public accounting firm for fiscal 2023. This appointment will be submitted to our shareholders for ratification at the Annual Meeting. The submission of the appointment of EY is required neither by law nor by our bylaws. Our Board of Directors is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify this appointment, the selection of another independent registered public accounting firm will be considered by our Audit Committee, but our Audit Committee may choose to retain EY as the Company’s independent registered public accounting firm. If EY shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, our Audit Committee will appoint another independent registered public accounting firm.

Our Audit Committee reviews audit and non-audit services performed by EY, as well as the fees charged by EY for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with EY can be found in the following sections of this Proxy Statement: “Board of Directors and Committee Meetings,” on page 13, and “Audit Committee Report” on page 38. For additional information about EY see “Independent Registered Public Accounting Firm” on page 38 of this Proxy Statement.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023.

III. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Nominees for Director

Class III — Term Expiring in 2026

Chris L. Shimojima

Principal Occupation: Founder and President of C5 Advisory, a privately-owned management advisory firm.

Age: 67

Director Since: 2018

Mr. Shimojima is the Founder and President of C5 Advisory, a privately-owned management advisory firm focused on helping its business clients with the challenges of e-commerce business, a position he has held since 2017. In 2018, Mr. Shimojima co-founded a SaaS-based data analytics company, Daasity, which helps omni-channel retailers harness data to make better decisions. From 2012 to 2015, Mr. Shimojima served as the Chief Executive Officer of Provide Commerce, Inc., which operated a portfolio of online specialty retailers best known for ProFlowers, Shari’s Berries, Red Envelope and Gifts.com. Provide Commerce was acquired by FTD Companies in 2015. From 2006 to 2012, Mr. Shimojima served as Vice President of Global E-commerce at Nike, Inc. Prior to Nike, Inc., he held various marketing and business positions for Sears Holding Company, Prudential Financial, kozmo.com, AT&T and Pepsi-Cola Company. Mr. Shimojima previously served as a director of XOOM Corp., a publicly traded company, until it was acquired by PayPal, Inc. in 2015. Mr. Shimojima received a Bachelor of Arts (“B.A.”) degree from the University of Colorado and a Masters of Business Administration (“M.B.A.”) from the University of Chicago. Mr. Shimojima’s previous experience with e-commerce and digital business at various retailers provides him with a unique perspective on the challenges and opportunities faced by our e-commerce business segment. Mr. Shimojima also has considerable expertise in the specialty retail industry as a result of his service as a management consultant.

Jill A. Soltau

Principal Occupation: Former Chief Executive Officer of J.C. Penney Company, Inc. and Former President and Chief Executive Officer of JoAnn Stores Inc.

Age: 56

Director Since: 2022

Ms. Soltau has been a director of Southwest Airlines Co. since 2023 and a director of AutoZone, Inc. since 2018. She served as the Chief Executive Officer and a member of the Board of Directors of the J.C. Penney Company, Inc., from October 2018 to December 2020. She previously served as President and Chief Executive Officer of JoAnn Stores Inc. from February 2015 to October 2018. Prior to joining JoAnn, Ms. Soltau served as President of Shopko Stores Operating Co. LLC and has held senior level positions in national and regional retailers, including Kohl’s and former Saks Inc. subsidiaries. Ms. Soltau is qualified to serve as a director of the Company based on her experience as a chief executive officer in the retail industry, her deep knowledge of merchandising, operations and strategic planning, her owner orientation and her executive management skills.

Directors Continuing in Office

Class I — Term Expiring in 2024

Steven J. Collins

Principal Occupation: Managing Director of Exeter Capital.

Age: 54

Director Since: 2004

Mr. Collins co-founded Exeter Capital, a private investment firm, in 2019 and serves as a Managing Director. Mr. Collins was a Managing Director at Advent International, a global private equity firm, from 2007 to 2017. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to February 1998 and Treasurer from January 1998 to December 1998. Mr. Collins is a member of the board of directors of Party City Holdco Inc. (NYSE) and several privately-owned consumer businesses. He was a member of the boards of publicly-traded Five Below from 2010 to 2015, lululemon athletica from 2014 to 2017, and Bojangles’ from 2011 to 2019. Mr. Collins holds a B.A. and Bachelor of Science (“B.S.”) from The Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Collins’ experience serving as a board member of various public and private companies and significant experience in the retail and consumer sectors, led to the conclusion that he should serve as a director of our Company.

Ann E. Joyce

Principal Occupation: Executive Consultant to Kirkland’s Inc. and Former Chief Operations Officer and Chief Information Officer of Chico’s FAS, Inc.

Age: 58

Director Since: 2021

Ms. Joyce has been an Executive Consultant for the Company since April 2023, and beginning May 31, 2023, she will become the Company’s Interim Chief Executive Officer. Ms. Joyce founded MindShare Associates LLC in early 2021, and serves as its President. Ms. Joyce served as Chief Operations Officer and Chief Information Officer of Chico’s FAS, Inc., a publicly traded clothing retailer, positions she held from 2015 until May 2020. Prior to joining Chico’s, Ms. Joyce served as Senior Vice President and Chief Information Officer of Aeropostale, a retailer of casual youth apparel and accessories, from 2003 to 2015. Before her time with Aeropostale, Ms. Joyce was the Vice President of Global Applications for Polo Ralph Lauren and prior to that she was Director of Strategic Systems for Garan, Inc., a privately-owned manufacturer of casual clothing. Ms. Joyce joined the board of private company R.G. Barry Corporation in February 2022. Ms. Joyce is a former retail industry executive who brings to our Board of Directors years of experience with information technology and global supply chain systems. Her experience as Chief Operations Officer of a large retailer, together with her background in information technology, will assist the Company as it further evolves into an omnichannel retailer. She also has cybersecurity expertise based on her role as Chief Information Officer at multiple publicly traded companies and her experience evaluating cybersecurity risks and mitigation strategies.

R. Wilson Orr, III

Principal Occupation: Chair of the Board of Directors, Senior Advisory Partner of SSM Partners, a private equity investment firm.

Age: 60

Director Since: 1996

Mr. Orr has been Chair of our Board of Directors since March 2006. Mr. Orr is a Senior Advisory Partner of SSM Partners, a private equity investment firm focused on growth equity investments. He joined SSM Partners in 1988 as a Vice President. He served as a managing director from 1993 to 2008 and as the firm’s managing partner from 2008 to 2021. From 1984 to 1988, Mr. Orr worked in corporate lending at Chemical Bank. Mr. Orr received a B.S. degree from Vanderbilt University. Mr. Orr brings significant experience to our Board of Directors having served on numerous other boards and assisting management with a full range of responsibilities including long-term strategic planning.

Class II — Term Expiring in 2025

Susan S. Lanigan

Principal Occupation: Former Executive Vice President and General Counsel of Dollar General Corporation.

Age: 60

Director Since: 2016

Ms. Lanigan most recently served as Executive Vice President and General Counsel of Chico’s FAS, Inc., a publicly traded clothing retailer, a position she held from May of 2016 until July of 2018. Ms. Lanigan joined Dollar General Corporation in 2002 as Vice President, General Counsel and Secretary, and in 2005 she was promoted to Executive Vice President. She retired from Dollar General in 2013. Prior to joining Dollar General, Ms. Lanigan served as Senior Vice President, General Counsel and Secretary at Zale Corporation, a specialty retailer of fine jewelry. Prior to her time at Zale, Ms. Lanigan held legal positions with Turner Broadcasting System, Inc., and the law firm of Troutman Sanders LLP. Ms. Lanigan is also a director of Simmons First National Corporation, a publicly traded bank holding company. Ms. Lanigan is a former retail industry executive who brings to our Board of Directors years of public-company management and legal experience. Her experience as General Counsel of three different public companies in the retail industry assists the Company with corporate governance issues.

Charlie Pleas, III

Principal Occupation: Senior Vice President, Finance & Accounting of AutoZone, Inc.

Age: 58

Director Since: 2016

Mr. Pleas was elected Senior Vice President, Finance & Accounting of AutoZone, Inc., a retailer of automotive parts and accessories, during 2021. Prior to that, Mr. Pleas served in various executive and senior accounting roles at AutoZone, Inc., including Senior Vice President and Controller of AutoZone, Inc. from 2007 to 2021 and Vice President and Controller from 2003 to 2007, Vice President, Accounting from 2000 to 2003 and Director of General Accounting from 1996 to 2000. Prior to joining AutoZone, Mr. Pleas was a Division Controller with Malone & Hyde, one of the Fleming Companies, Inc. where he served in various capacities since 1988. Mr. Pleas worked with Ernst & Young LLP prior to joining Malone & Hyde, and he received his BBA in accounting from Delta State University. Mr. Pleas is a retail industry executive who brings to our Board of Directors years of financial and public-company management experience. He is also an audit committee financial expert based on his role as Senior Vice President, Finance & Accounting of AutoZone and his experience preparing and evaluating the financial statements of a large publicly traded company.

Steven C. Woodward

Principal Occupation: Chief Executive Officer of the Company.

Age: 66

Director Since: 2018

Mr. Woodward will retire as Chief Executive Officer and resign from the Board of Directors effective May 31, 2023. Mr. Woodward was appointed Chief Executive Officer of the Company in October 2018 and added the title of President in January 2020, which he retained through April 2023. Prior to joining Kirkland’s, Inc. and since 2015, Mr. Woodward served as the President and Chief Merchandising Officer of the global home furnishings retailer Crate and Barrel, where he was responsible for all aspects of merchandising for the global omni-channel home furnishings retailer. From 2007 to 2015, Mr. Woodward was Senior Vice President of Licensed Watches and Jewelry for Fossil, where he was head of the Michael Kors watch and jewelry business. Before joining Fossil, Mr. Woodward held several key executive roles in the home furnishings industry, including Executive Vice President and General Merchandise Manager of The Bombay Company, Chief Executive Officer of Illuminations and Vice President of Pier 1 Imports. Mr. Woodward’s day-to-day leadership as Chief Executive Officer, as well as his many years of experience in the retail industry, provide him with deep knowledge of the Company’s operations and give him unique insights into the challenges and opportunities the Company faces.

No family relationships exist among any of the above-listed directors or director nominees, and there are no arrangements or understandings between any of the above-listed directors or director nominees and any other person pursuant to which they serve as a director.

Information about our Executive Officers

Information concerning the Company’s executive officers appears in our Form 10-K filed with the SEC on April 4, 2023, located in Part I, Item I under the caption “Information about our Executive Officers.”

IV. INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our business is managed under the direction of our Board of Directors. The Board of Directors delegates the conduct of the business to our senior management team. The Board of Directors of the Company is led by a Chair of the Board and chairs of the various committees of the Board of Directors. The Board has determined that it is appropriate for the Chair of the Board of Directors to be an independent director, so that the same person does not fill the roles of Chair and Chief Executive Officer. While such a dual role is permitted under our Corporate Governance Guidelines, the Board desires to establish a measure of board independence by appointing an independent director to serve as Chair of the Board of Directors. Under our Corporate Governance Guidelines, if the Chief Executive Officer serves as Chair of the Board of Directors in the future, the independent directors on the Board must elect a Lead Independent Director to preside over executive sessions of the independent directors and to perform the duties and powers prescribed by the Corporate Governance Guidelines, the Company’s bylaws or the Board from time to time. In addition to preserving the independence of the Board of Directors as a whole, each of the committees of the Board of Directors is chaired by and comprised of only independent directors, in accordance with the applicable listing standards of The Nasdaq Stock Market, LLC (“Nasdaq”). Ms. Joyce, who is an employee and Executive Consultant of the Company effective April 3, 2023, will become Interim Chief Executive Officer effective May 31, 2023. Ms. Joyce has also stepped down as a member of the Audit Committee and Governance and Nominating Committee effective April 3, 2023. Ms. Joyce no longer serves on any committee of the Board of Directors in accordance with applicable listing standards of Nasdaq. The Board of Directors believes its current structure and operation, as described herein, properly safeguards the independence of the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics can be found on the Company’s investor relations website at https://ir.kirklands.com/profiles/investor/Governance.asp.

Board Independence

Consistent with the Nasdaq listing standards and the regulations promulgated by the SEC, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. After review of all relevant transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that the following directors, constituting a majority of the Company’s directors, are independent directors within the meaning of the applicable Nasdaq listing standards: Steven J. Collins, R. Wilson Orr, III, Susan S. Lanigan, Charlie Pleas, III, Chris L. Shimojima and Jill A. Soltau. The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Diversity and Refreshment

Our Board is committed to building a Board with diverse experiences and backgrounds. The Board has a non-management director retirement policy. The Board is committed to actively seeking women and minority candidates for the pool from which board candidates are chosen. As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and significant retail experience, we regularly add new directors to infuse new ideas and fresh perspectives in the boardroom. Our directors reflect diverse perspectives, including a complementary mix of skills, experience, and backgrounds that we believe are essential to our Board’s ability to represent the interests of our shareholders. The average tenure for independent directors that have been elected or appointed to the Board is 10 years. In the last five years, three new independent directors have been elected or appointed to the Board.

The following matrix provides additional information about our directors:

Demographics	Steven J. Collins	Ann E. Joyce	Susan S. Lanigan	R. Wilson Orr, III	Charlie Pleas, III	Chris L. Shimojima	Jill A. Soltau	Steven C. Woodward
Racial/Ethnic and LGBTQ+ Identity
African American					•
Asian/Pacific Islander						•
Hispanic/Latino
White/Caucasian	•	•	•	•			•	•
LGBTQ
Gender Expression
Male	•			•	•	•		•
Female		•	•				•
Non-Binary
Board Tenure
Years	19	2	7	27	7	5	1	5

Board of Directors and Committee Meetings

During fiscal 2022, the Board of Directors held eight regular meetings. All directors attended at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. All of the then-current members of the Board of Directors attended the 2022 Annual Meeting of Shareholders. All of the members of the Board of Directors are expected to attend the Annual Meeting unless an emergency prevents them from doing so.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. All of the members of the Audit Committee, Compensation Committee and Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC. The Board of Directors has adopted written charters that outlines the duties of each committee. A copy of these charters for each committee are available on the Company’s investor relations website at http://ir.kirklands.com/profiles/investor/committees.asp.

The Board of Directors has determined that the Audit Committee Chair, Charlie Pleas, III, is an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. The Board of Directors also believes that each of the members of the Audit Committee has demonstrated that he or she is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows.

The following table lists the three standing committees of the Board of Directors, each of their duties and functions and the number of meetings they held in fiscal 2022:

Standing Committees of the Board
	Duties and Functions	Meetings
Audit Committee (1)		8
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval, and additionally, annually evaluate its own performance;
•

Review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•

Meet periodically with management and the Company’s independent registered public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	Review and discuss quarterly reports from the Company’s independent public accountants regarding critical accounting policies and practices;
•

Obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•

Pre-approve all auditing services and permitted non-audit services and approve the fees for such services and terms thereof to be performed for the Company by its independent registered public accountants;

•

Adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Establish, review and update policies for approving related party transactions and monitor implementation of such policies; and
•	Review and approve any transactions between the Company and related parties.
Compensation Committee (2)		5
•

Review and recommend to the Board the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer;

•	Review and provide recommendations regarding compensation and bonus levels of other members of senior management;
•	Review and recommend to the Board new executive compensation programs;
•	Grant awards under our equity incentive plans and establish the terms thereof;
•

Review and recommend to the Board the terms of any employment agreement executed by the Company with an executive officer of the Company, including arrangements that provide for payments to an executive officer at, following, or in connection with the officer's termination, including resignation, severance, or retirement, or a change of control of the Company;

•	Review and recommend to the Board the appropriate structure and amount of compensation for the Directors;
•	Oversee all matters relating to the outcome of shareholder advisory approval of executive compensation ("say-on-pay" votes), including recommending the frequency of such advisory votes to the Board;
•

Oversee the appropriate Committee response to a say-on-pay vote that does not achieve the required vote and, based on such result, determine if any compensation arrangement subject to such advisory voting should be modified;

•	Review and approve material changes in the Company’s employee benefit plans; and
•	Where applicable, employ a compensation consultant that reports directly to the committee to assist in the evaluation of our executive compensation programs.
Governance and Nominating Committee (3)		4
•

Review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual director and committee membership, including minimum qualifications and skills that must be met by director candidates;

•	Identify and recommend potential candidates for election or re-election to the Board;
•	Implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders; and
•	Review and recommend to the Board the appropriate structure of committees, committee assignments and committee chairs.

(1) As of the end of fiscal 2022, members include Mr. Pleas (Chair), Ms. Joyce, Mr. Shimojima and Ms. Soltau.

(2) As of the end of fiscal 2022, members include Ms. Lanigan (Chair), Mr. Collins, Mr. Shimojima and Ms. Soltau.

(3) As of the end of fiscal 2022, members include Mr. Orr (Chair), Mr. Collins, Ms. Lanigan and Ms. Joyce.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of the following independent directors: Susan S. Lanigan (Chair), Steven J. Collins, Chris L. Shimojima and Jill A. Soltau. Mr. Collins previously served as the Company’s Chief Financial Officer from 1997 to 1998. Except as described in the preceding sentence, no member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under the SEC rules. In addition, during fiscal 2022, none of our executive officers served as any of the following:

• a member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

• a director of another corporation, one of whose executive officers served on the Compensation Committee; or

• a member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Director Nomination Process

The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 40 under the heading “Shareholder Proposals for the 2024 Annual Meeting.”

While the Governance and Nominating Committee does not have a specific diversity policy relating to the composition of the Board of Directors, the Board of Directors values diversity. The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factors. Instead, the Board of Directors considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. Currently, the Board has two directors who are racially and ethnically diverse, and three directors who are female.

In identifying prospective director candidates, the Governance and Nominating Committee may seek referrals from other members of the Board of Directors, management, shareholders and other sources. The Governance and Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Directors’ effectiveness.

In connection with its annual recommendation of a slate of nominees, the Governance and Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors’ evaluation process and other perceived needs of the Board of Directors.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, our Board of Directors focuses primarily on the information discussed in each director’s biographical information set forth in the section “Board of Directors” of this Proxy Statement. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each director is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the

Company. In addition, our directors are knowledgeable and experienced in one or more business endeavors, which further qualify them for service as members of the Board of Directors.

In 2023, the Governance and Nominating recommended two Class III nominees to the Board for election at the Annual Meeting. The current size of the Board of Directors is set at eight members, having been decreased from nine members in the prior year due to the resignation of Jeffery C. Owen in September 2022, due to his appointment as the Chief Executive Officer of Dollar General Corporation. The Board of Directors will reduce to seven members on May 31, 2023, when Mr. Woodward retires from the Board of Directors.

Board Orientation and Continuing Education

New directors participate in an orientation program that includes discussions with senior management, a store visit, and their review of background materials on our strategic plan, organization and financial statements. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member.

Board Evaluations

The Governance and Nominating Committee annually reviews and approves the process by which the Board, its committees and the individual directors conduct self-evaluations. The most recent Board evaluation, which was conducted in February of 2023, was administered by the Company’s Corporate Secretary and consisted of both a detailed board survey and surveys for each of the Committees. These findings were then aggregated and then reviewed and discussed in the March 2023 Board and Committee meetings. The Company believes this process is dynamic and intentional and results in robust feedback from each of the Board members on the operation and effectiveness of the Board and its committees. The Board evaluations also help inform Board succession planning and director nominations.

Corporate Governance Guidelines and Director Retirement Policy

Our Board of Directors follows a set of Corporate Governance Guidelines, which governs the conduct of our Board. These Guidelines include a non-management director retirement policy, which requires any non-management director who reaches the age of 70 to submit a letter of resignation from the Board to be effective (subject to acceptance by the Board) as of the date of the next annual meeting of shareholders. Our Corporate Governance Guidelines are posted on our investor relations website at https://ir.kirklands.com/profiles/investor/Governance.asp, and we will provide a copy of the Guidelines (or any of our other corporate governance documents) to any shareholder or other person upon receipt of a written request addressed to the Corporate Secretary of Kirkland’s at 5310 Maryland Way, Brentwood, TN 37027.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies do not encourage risk-taking, in part because the compensation packages are weighted towards long-term vesting equity as opposed to cash or immediately vested equity awards.

Human Capital

Overview. We employed approximately 1,000 full-time and 3,200 part-time employees as of January 28, 2023. The number of our employees fluctuates with seasonal needs. We generally experience our highest level of employment during the fourth fiscal quarter. Of our 4,200 employees, approximately 3,800 work at stores, 200 work at our distribution centers and 200 work in corporate support functions.

Philosophy and culture. Our goal is to employ a highly engaged, high-performing workforce that is happy and empowered. Our people philosophy is based on creating a workplace culture where all employees feel respected, valued and inspired. We actively engage employees in regular opportunities to feel connected to our goals and the communities in which we operate. We celebrate and prioritize diversity and inclusion and position employees for success with the tools and resources they need to thrive.

Personnel recruitment and training. We believe our continued success is dependent in part on our ability to attract, retain and motivate quality employees. In particular, our success depends on our ability to promote and recruit qualified corporate personnel, distribution center employees, district and store managers and full-time and part-time store employees. District managers are primarily responsible for recruiting new store managers, while store managers are responsible for the hiring and training of store employees. We constantly look for motivated and talented people to promote from within the Company, in addition to recruiting outside of Kirkland’s. All store employees are trained utilizing the “K University” training program. Store managers train at a designated “training store” where they work directly with a qualified training store manager. District managers onboard at our corporate office in addition to spending time with designated district manager trainers. Corporate and distribution center employees receive training at their respective locations.

Compensation and benefits. We are committed to providing competitive pay and benefits to our employees. Corporate management, distribution center leadership, regional directors, district managers and store managers are compensated with base pay plus periodic bonuses based on performance. Store and distribution center non-management employees are compensated on an hourly basis in addition to periodic contests and rewards. Many of our employees participate in one of our various bonus incentive programs, which provide the opportunity to receive additional compensation based upon department or Company performance. We also provide our eligible employees the opportunity to participate in a 401(k) retirement savings plan, which includes a 100% Company match of the employee’s elective bi-weekly contributions up to 4% of eligible compensation. We share in the cost of health insurance provided to eligible employees, and we offer our employees a discount on merchandise purchased from our stores.

Safety. Employee health and safety is continuously promoted through training and resources across our operations. We develop and administer Company-wide policies to ensure the safety of each employee and compliance with Occupational Safety and Health Administration standards.

Diversity. Our leadership team is comprised of our Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and seven vice presidents who, collectively, have management responsibility for our business areas including omni-channel operations, finance, supply chain, legal, merchandising, human resources, marketing and information technology. Our leadership team places significant focus and attention on matters concerning our human capital assets including their capability development, succession planning and diversity. Accordingly, we regularly review talent development and succession plans for each of our functions, to identify and develop a pipeline of talent to maintain business operations. We are also focused on engaging our existing workforce through policies and programs promoting workplace diversity and inclusion. Currently, half of the members of our leadership team are women. We are committed to our continued efforts to promote diversity and foster an inclusive work environment that supports the communities we serve. We have an employee Diversity Council with cross-organizational representatives who advocate for and monitor our commitment to diversity and inclusion. We have executed training focused on driving inclusion and celebrated events spotlighting inclusion and diversity within our organization. We recruit the best people for the job regardless of race, gender, ethnicity or other protected traits, and it is our policy to fully comply with all laws applicable to discrimination in the workplace.

Environmental, Social and Governance (“ESG”)

We have made ESG and diversity and inclusion a priority throughout our organization and the communities we serve. As our business evolves over time, sustainability will continue to increase in significance as we revise and develop our stores and e-commerce operations. However, we currently lease all of our properties, so there are limited actions we can take with respect to environmental sustainability issues. Nevertheless, we seek to ensure that all future changes to our stores, including any possible real property acquisitions, are done in a socially and environmentally responsible manner. Our leadership team has worked with our ESG Steering Committee and our Board to develop short-term and long-term ESG strategies. One of our sustainability pledges is to strengthen the local communities in which we operate, and our various corporate giving initiatives have helped elevate our impact on these local communities.

We have an ESG section on our Investor Relations website at http://ir.kirklands.com/esg. The documents and materials published there highlight our ongoing ESG initiatives. The information included in, referenced to, or otherwise accessible through our website, is not incorporated by reference in, or considered to be part of, this document or any document unless expressly incorporated by reference therein.

Board of Directors Compensation

Retainer and Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s. The compensation of Steven C. Woodward, our President and Chief Executive Officer and a member of our Board of Directors, is discussed on page 22 under the heading “VI. Executive Compensation.” Since Board member Ann E. Joyce is now an employee of the Company, she does not receive any additional compensation for her services as a director.

Retainer and Fees for Non-employee Directors

The Compensation Committee has approved the following compensation for non-employee directors for their service:

Director Cash Compensation. Each non-employee director is paid an annual retainer of $55,000 and our non-employee Chair of the Board of Directors receives an additional annual retainer of $55,000.

Committee Cash Compensation. Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $10,000, and the Chair of the Audit Committee receives an annual retainer of $20,000. Each non-employee director who is a member of our Compensation Committee receives an annual retainer of $7,500, and the Chair of the Compensation Committee is paid an annual retainer of $15,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $7,500, and the Chair of the Governance and Nominating Committee receives an annual retainer of $15,000.

Equity Compensation. At the 2022 Annual Meeting, each person serving as a non-employee director received 14,925 restricted stock units (“RSUs”), with a fair market value of approximately $70,000. At the Annual Meeting, each person serving as a non-employee director will receive an RSU grant with a fair market value of approximately $70,000. The RSUs vest one year from the date of grant (or on a pro-rata basis relative to the termination date if the director’s service with the Company terminates prior to the one-year anniversary of the grant date). In the event of a change in control of the Company (a “Change in Control”), as defined in the Company’s Amended and Restated 2002 Equity Incentive Plan, the Company reserves the right to substitute cash or other substitute consideration for the right to receive shares subject to any unvested RSU grant; provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board of Directors) equal to the then-current fair market value of the shares subject to such unvested RSUs; and provided further that such substitute consideration vests and becomes payable on the same basis as provided in the award agreement with respect to such RSUs and the shares subject thereto (or on such accelerated basis as may then be determined by the Board of Directors, in its discretion).

Director Compensation Table

The following table provides information about all compensation earned by our non-employee directors who served on our Board of Directors during fiscal 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven J. Collins	$70,000	$69,998	$139,998
Ann E. Joyce (2)	68,750	69,998	138,748
Susan S. Lanigan	77,500	69,998	147,498
R. Wilson Orr, III	130,000	69,998	199,998
Jeffery C. Owen(3)	31,250	69,998	101,248
Charlie Pleas, III	75,000	69,998	144,998
Chris L. Shimojima	72,500	69,998	142,498
Jill A. Soltau (4)	50,000	69,998	119,998

(1) As a part of our Board of Directors compensation package, each non-employee member of the Board of Directors was granted 14,925 RSUs on June 22, 2022. The RSUs will vest one year from the date of grant (or will vest on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal 2022 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”).

(2) Ms. Joyce joined the Board of Directors in 2021 and accepted a position as an Executive Consultant for the Company effective April 3, 2023, and she will serve as Interim Chief Executive Officer effective May 31, 2023.

(3) On September 27, 2022, Mr. Owen resigned from the Board of Directors of the Company. Mr. Owen’s decision to resign is the result of his appointment to Chief Executive Officer of Dollar General Corporation. Mr. Owen forfeited his stock award upon his resignation.

(4) Ms. Soltau was elected to the Board of Directors on June 22, 2022.

The following table shows, as of January 28, 2023, the number of all unvested RSUs held by non-employee directors:

Name	Number of RSUs
Steven J. Collins	14,925
Ann E. Joyce	14,925
Susan S. Lanigan	14,925
R. Wilson Orr, III	14,925
Jeffery C. Owen	—
Charlie Pleas, III	14,925
Chris. L. Shimojima	14,925
Jill A. Soltau	14,925

Communications with Members of the Board of Directors

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Any party interested in communicating directly with the Board of Directors may contact the Board of Directors by writing to them c/o Kirkland’s, Inc., 5310 Maryland Way, Brentwood, TN, 37027, Attention: Carter R. Todd.

V. SECURITY OWNERSHIP OF KIRKLAND’S

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of April 25, 2023 (except as set forth below), the number of shares of Common Stock beneficially owned by:

•
each beneficial owner of more than five percent of our outstanding Common Stock;
•
each of our directors;
•
each of our current named executive officers listed in the Summary Compensation Table on page 28 (collectively, the “NEOs” or “named executive officers”); and
•
all of our directors and executive officers as a group.

The determinations of “beneficial ownership” of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Exchange Act. Such rule provides that shares shall be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares listed as beneficially owned by them.

Unless otherwise noted, the address for each person listed is c/o Kirkland’s, Inc., 5310 Maryland Way, Brentwood, TN 37027.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent
Steven C. Woodward, NEO and Director	382,858	3.0%
W. Michael Madden, NEO	—	*
Amy E. Sullivan, NEO	5,189	*
Steven J. Collins, Director (1)	131,243	1.0%
Ann E. Joyce, NEO and Director (2)	20,261	*
Susan S. Lanigan, Director (3)	84,453	*
R. Wilson Orr, III, Director (4)	87,453	*
Charlie Pleas, III, Director (5)	168,453	1.3%
Chris L. Shimojima, Director (6)	66,453	*
Jill A. Soltau, Director (7)	14,925	*
John H. Lewis (8) 300 Drakes Landing Road, Suite 172 Greenbrae, CA 94904	1,580,830	12.3%
The Vanguard Group (9) 100 Vanguard Blvd. Malvern, PA 19355	665,935	5.2%
All executive officers and directors as a group (10 persons) (10)	961,288	7.5%

* Less than one percent of class

(1) Includes 14,925 RSUs held by Mr. Collins that will vest in June 2023.

(2) Includes 14,925 RSUs held by Ms. Joyce that will vest in June 2023.

(3) Includes 14,925 RSUs held by Ms. Lanigan that will vest in June 2023.

(4) Includes 14,925 RSUs held by Mr. Orr that will vest in June 2023.

(5) Includes 14,925 RSUs held by Mr. Pleas that will vest in June 2023.

(6) Includes 14,925 RSUs held by Mr. Shimojima that will vest in June 2023.

(7) Includes 14,925 RSUs held by Ms. Soltau that will vest in June 2023.

(8) Obtained from Form 4 filed on December 29, 2022. Includes 111,231 shares to which John H. Lewis has sole voting and dispositive power and 1,469,599 shares to which Mr. Lewis has shared voting and dispositive power through Osmium Partners, LLC.

(9) Obtained from Schedule SC 13G/A filed on February 9, 2023. Includes 660,691 shares to which The Vanguard Group has sole dispositive power and 5,244 shares to which it has shared dispositive power.

(10) Includes 104,475 RSUs that will vest in June 2023.

VI. EXECUTIVE COMPENSATION

Narrative Description of Named Executive Officer Compensation

This narrative describes our executive compensation programs for fiscal 2022 for the following named executive officers:

•
Steven C. Woodward (1), our Chief Executive Officer and Director;
•
W. Michael Madden (2), our Executive Vice President and Chief Financial Officer;
•
Amy E. Sullivan (3), our President and Chief Operating Officer;
•
Nicole A. Strain (4), our Former Chief Operating Officer and Chief Financial Officer; and
•
Michael A. Holland (5), our Former Senior Vice President and Chief Technology Officer;

_________________

(1) Mr. Woodward is retiring from the Company, effective May 31, 2023.

(2) Mr. Madden joined the Company as Executive Vice President and Chief Financial Officer, effective August 31, 2022.

(3) Ms. Sullivan was recognized as an executive officer, effective October 31, 2022, and was appointed from Senior Vice President and Chief Merchandising and Stores Officer to President and Chief Operating Officer, effective April 5, 2023.

(4) Ms. Strain resigned from the Company, effective August 31, 2022.

(5) Mr. Holland resigned from the Company, effective October 28, 2022.

Overview

The Compensation Committee of the Board of Directors has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our senior management with those of our shareholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of the shareholders.

During fiscal 2022, the Compensation Committee held five meetings and took the following significant actions:

•	discussed, approved and recommended to the Board of Directors the base salaries of our named executive officers;

•	established annual cash bonus targets and payout levels for our named executive officers under the Company’s Amended and Restated 2002 Equity Incentive Plan; and

•	approved long-term equity based incentive grants totaling 409,800 RSUs and 40,000 stock options to named executive officers under the Company’s Amended and Restated 2002 Equity Incentive Plan.

Compensation Philosophy and Objectives

The key objective of the Company’s compensation programs is to attract and retain highly qualified key executives. Once executives have joined the Company, the compensation programs are structured to provide the appropriate level of incentives in the form of cash and equity to maintain a high level of competitiveness and thereby retain key executives. The Company offers its executives a combination of base salary, cash bonus incentives and equity-based compensation in the form of restricted stock units. The Company believes these compensation and incentive programs align with its overall goal of maximizing its long-term financial results and shareholder value.

The Compensation Committee believes that a significant portion of total compensation for Company executives should be allocated to equity incentives that align pay with shareholder value. In addition, cash bonuses are available to reward executives for achieving Company performance goals.

Compensation Consultant

In 2021, the Compensation Committee retained Aon Consulting, Inc. (“Aon”), as the Compensation Committee’s independent compensation consultant to perform a review and benchmarking of the Company’s executive officer compensation programs to assist in determining compensation components and levels for 2022. Aon prepared a report (the “Compensation Report”), utilizing a peer group of publicly-traded retailers that fell within a reasonable range of comparative factors such as revenue, EBITDA and market capitalization, both above and below the Company. Aon also provided information about market trends in executive officer pay practices and advised the Company on compensation program design and structure. In addition, the Compensation Report compared the compensation paid to the Company’s top executives to the compensation paid to their counterparts at the peer companies identified by Aon. The Compensation Committee consulted with Aon and referenced the Compensation Report for an understanding of market practices and competitive compensation levels in establishing base salaries and other compensation arrangements for the named executive officers, as described below.

The Compensation Committee determined that Aon was independent and that its engagement did not present any conflicts of interest. Aon also determined that it was independent and free from conflict with respect to the engagement and confirmed this in a written statement delivered to the Chair of the Compensation Committee. Aon reports directly to the Compensation Committee on all work assigned by the Compensation Committee.

Base Salary

The Company provides its named executive officers with base salaries to compensate them for services rendered during the year. The Compensation Committee believes that competitive salaries must be paid in order to attract and retain high-quality executives. The Compensation Committee annually reviews the base salaries for executive officers and makes adjustments to individual base salary rates when necessary or otherwise appropriate.

Among other things, individual base salary adjustments take into account individual performance contributions for the prior year, as well as sustained performance contributions over a number of years, significant changes in responsibilities, if any, and cost-of-living adjustments. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures. The Compensation Committee’s decisions regarding fiscal 2022 salary increases are reflected below:

	Base Salary Rate (1)
Executive Officer	Fiscal 2022	Fiscal 2021
Steven C. Woodward	$750,000	$750,000
W. Michael Madden (2)	400,000	—
Amy E. Sullivan (3)	375,000	—
Nicole A. Strain (4)	400,000	400,000
Michael A. Holland (5)	386,250	375,000

_________________

(1) The amounts shown above reflect each named executive officer’s base salary rate following merit-based increases as determined by the Compensation Committee in its discretion.

(2) Mr. Madden joined the Company as Executive Vice President and Chief Financial Officer, effective August 31, 2022.

(3) Ms. Sullivan was recognized as an executive officer, effective October 31, 2022.

(4) Ms. Strain resigned from the Company, effective August 31, 2022.

(5) Prior to his resignation, effective October 28, 2022, Mr. Holland’s base salary was increased approximately 3% in fiscal 2022.

Annual Non-Equity Incentive Plan Compensation

The Company’s annual cash bonus program compensation is provided under the Company’s Amended and Restated 2002 Equity Incentive Plan and has been designed to provide a short-term incentive to our executives based upon predetermined financial performance goals for the Company. The Compensation Committee determines the target amount of the cash bonus annually for each executive expressed as a percentage of base salary.

The following table sets forth the threshold, target and maximum potential bonus payouts under the annual cash bonus program, specified as a percentage of base salary, for the named executive officers for fiscal 2022:

Executive Officer	Threshold	Target	Maximum
Steven C. Woodward	50%	100%	200%
W. Michael Madden	28%	55%	110%
Amy E. Sullivan	25%	50%	100%
Nicole A. Strain	30%	60%	120%
Michael A. Holland	25%	50%	100%

For fiscal 2022, the only financial performance goal underlying the annual cash bonus program was based upon the achievement of a specified level of earnings before adjustments for interest and taxes (“EBIT”) for fiscal 2022 as determined based upon our annual budget as approved by the Board of Directors at the beginning of such fiscal year. The reliance on EBIT is driven by the Compensation Committee’s belief in using a metric that is more closely aligned to bottom line earnings and that provides a measure of asset productivity by including depreciation and amortization in the measurement of Company performance.

For fiscal 2022, the Company performance goal was structured such that, for the named executive officers, the actual bonus payout was based on actual EBIT, which we calculated as operating income, as reported in the Company’s consolidated statements of operations for the applicable fiscal year, before interest and provision for income tax, compared to the target EBIT performance goal with linear interpolation used to determine payouts between these levels of EBIT performance, as shown in the following table:

	Actual vs. Target EBIT Percentage	Payout Ratios
Threshold	85%	50%
Target	100%	100%
Maximum	125%	200%

The Company’s EBIT target for fiscal 2022 was $28.7 million. The actual EBIT achieved by the Company in fiscal 2022 was a loss of $42.8 million, which was below the threshold amount. However, the Compensation Committee reserves the right to adjust the Company performance target for extraordinary and non-recurring events after it has been established. The Compensation Committee did not use such discretion in fiscal 2022. Because the minimum EBIT target for fiscal 2022 was not achieved, the Compensation Committee did not award bonuses to the named executive officers for fiscal 2022 under the non-equity incentive plan.

The actual amount of bonus payments for each named executive officer is shown in the Summary Compensation Table in the column titled “Bonus” for fiscal 2021 due to the discretionary nature of the payout for that year. There are no bonus payments to named executive officers in fiscal 2022 in the Summary Compensation Table.

Long-Term Equity Based Incentive Compensation - 2022 Grant

The Company’s equity awards are issued under the Company’s Amended and Restated 2002 Equity Incentive Plan and have been designed to provide a long-term incentive to our executives, align executive and shareholder interests, promote executive stock ownership and attract and retain top performers. The Compensation Committee determines the amount of the equity grant for each executive expressed as a percentage of base salary.

Equity awards are generally made to named executive officers upon hire. Thereafter, awards are generally made annually, at the discretion of the Compensation Committee, as part of the Compensation Committee’s annual compensation evaluation process. Equity awards may also be made in special circumstances (for example, to recognize a promotion or achieve a particular retention objective), at the discretion of the Compensation Committee, but these situations are rare.

The Compensation Committee, in its discretion, evaluates potential equity awards primarily based on the value of the award in relation to the named executive officer’s total compensation, with additional consideration given to the number of shares to be allocated in relation to the number of shares outstanding. The Compensation Committee continually evaluates the type of equity award that is appropriate at the given time in response to changing business conditions with a goal of providing the type of equity award most appropriate to ensure the right balance between retention and incentive to build long-term shareholder value. Equity awards have vesting requirements and terms that are similar among the recipients of the awards, providing incentives for executives to stay with the Company and work together to achieve common goals.

On March 23, 2022, in connection with the Compensation Committee’s annual compensation evaluation process, the Compensation Committee made the following annual equity awards to our named executive officers: (a) Mr. Woodward was granted 41,630 RSUs (b) Ms. Sullivan was granted 9,991 RSUs (c) Ms. Strain was granted 17,764 RSUs and (d) Mr. Holland was granted 10,291 RSUs. These RSUs vest one-third annually each year over a three-year period beginning on the first anniversary of the date of grant. Mr. Woodward and Ms. Strain were also granted additional RSUs as part of a one-time special grant to encourage retention. Mr. Woodward was granted 33,304 RSUs and Ms. Strain was granted 13,322 RSUs that cliff vest at the end of a three-year term. The size of these equity awards was determined by the Compensation Committee after a review of fiscal 2021 performance and taking into consideration the grantees’ other compensation, the value of our shares on the date of grant and the Compensation Committee’s subjective judgment regarding the size of award necessary to strongly encourage both the retention of the grantees and their continued efforts on our behalf while managing the dilutive impact of the awards.

On August 31, 2022, in connection with Mr. Madden joining the Company as Executive Vice President and Chief Financial Officer, the Compensation Committee granted stock options of 40,000 shares at an exercise price of $4.08, 25,000 RSUs that vest one-third annually over a three year period from the grant date and 25,000 RSUs that cliff vest three years from the grant date to Mr. Madden.

The exercise price of any stock option awards is based on the closing price of our Common Stock on the date of the grant (if not a business day, then the immediately preceding business day). For newly hired employees receiving stock options, the grant of such award occurs on the later of the first day of employment or upon Compensation Committee approval, with the exercise price being based upon the closing price of our Common Stock on such date.

Long-Term Equity Based Incentive Compensation - Achievement for 2021-2022 Performance-Based Restricted Stock Units (“PSUs”) Grants

In fiscal 2021, the Compensation Committee granted a special, one-time grant of PSUs, constituting an additional 100% of the target equity compensation opportunity, which, if performance targets are met, cliff vest at the end of fiscal 2023 on February 3, 2024. These PSUs were granted as a long-term incentive to retain executives. The following table details the number of PSUs granted on March 24, 2021 to named executive officers:

Name	PSUs Granted (Target) (#)
Steven C. Woodward	37,986
Nicole A. Strain (1)	12,156
Amy E. Sullivan	5,511
Michael A. Holland (2)	9,117

_________________

(1) On August 31, 2022, Ms. Strain resigned from the Company. These PSUs were forfeited by Ms. Strain in conjunction with her resignation.

(2) On October 28, 2022, Mr. Holland resigned from the Company. These PSUs were forfeited by Mr. Holland in conjunction with his resignation.

The achievement of the performance metrics for PSUs awarded in fiscal 2021 is dependent upon the Company’s EBITDA during two performance periods, fiscal 2021 and fiscal 2022, compared to the Company’s annual financial plan approved by the Board annually with respect to the relevant fiscal year. The performance percentage based upon the annual target level of achievement for each of fiscal 2021 and fiscal 2022 will be averaged and applied to a grant ratio to arrive at the total number of earned shares with respect to the PSUs, which may be greater or less than the target number set forth above. If actual results are less than the threshold EBITDA, as certified by the Compensation Committee, no PSUs may be earned. Any earned PSUs will cliff vest at the end of fiscal 2023. EBITDA is defined as net income before interest, provision for income tax and depreciation and amortization, as reported in the Company’s consolidated statements of operations.

The PSU grants also include a relative total shareholder return (“TSR”) modifier. The TSR modifier was included in order to continue to enhance the linkage between pay and performance. The TSR modifier for the PSUs awarded in fiscal 2021 uses a three-year performance period, fiscal 2021, 2022 and 2023 to align our executive’s long-term interests with those of our shareholders. The following table shows the range of targeted EBITDA for fiscal 2021 and fiscal 2022 compared to the potential range of PSU achievement, before the TSR modifier, with interpolation of the actual achievement obtained:

	EBITDA Target (%)	Potential Range of PSU Achievement	Fiscal 2021 Target EBITDA	Fiscal 2022 Target EBITDA
Threshold	85%	50%	$55,163,300	$39,357,951
Target	100%	100%	$64,898,000	$46,303,472
Maximum	125%	200%	$81,122,500	$57,879,340

The PSUs include a three-year relative TSR performance modifier of +/- 20%, applied to the earned shares at the end of the three-year performance period for the TSR modifier, based on the Company’s TSR compared to the selected peer index, the Russell 2000 Specialty Retail Index, as explained in the following table:

If the Company's TSR over the three-year performance period:	Then:
Exceeds the performance of the peer index by 25% or more	The award will be increased by 20%
Is within 25% above or 25% under the performance of the peer index	No change to the award
Underperforms the peer index by 25% or more	The award will be decreased by 20%

Actual EBITDA for the fiscal 2021 performance period was $45.8 million or 71% of target EBITDA, as such the actual achievement for this performance period is below the threshold EBITDA target percentage. Actual EBITDA for the fiscal 2022 performance period was a loss of $26.2 million, or negative 157% of the target EBITDA, as such the actual achievement for these performance periods averaged together are below the threshold EBITDA target percentage. No PSUs vested under the 2021 special, one-time PSU grant.

Discretionary Bonuses

The Compensation Committee from time to time awards cash bonuses to certain executives for retention or other extenuating circumstances. On January 11, 2021, in connection with Mr. Holland’s employment offer, Mr. Holland was eligible for a $93,750 one-time bonus after six months of employment, which was paid in July 2021. In fiscal 2021, the actual amount of bonus payments for each named executive officer is shown in the Summary Compensation Table in the column titled “Bonus” due to the discretionary nature of those bonuses.

Perquisites

The Company does not provide significant perquisites or personal benefits to our executive officers that are not readily available to other employees. The Company provides our named executive officers the opportunity to participate in a 401(k) retirement savings plan, which includes a 100% Company match of the executive’s elective bi-weekly contributions up to 4% of eligible compensation, subject to IRS limitations. The Company also provides our named executive officers the opportunity to participate in a health savings account, which includes a $500 Company match of the executive’s elective contributions.

In addition, in connection with Mr. Holland’s employment offer letter dated January 11, 2021, Mr. Holland was granted a $125,000 relocation bonus to be paid after three months of employment. On December 20, 2021, Mr. Holland was granted an additional relocation bonus of $125,000. Relocation bonuses are designed to cover costs associated with selling and buying a new primary residence, transporting household goods and other relocation costs. In connection with Mr. Holland’s resignation from the Company in fiscal 2022, Mr. Holland reimbursed the Company $137,675, which is a prorated portion of both the January 11, 2021 and December 20, 2021 relocation bonuses. These costs are shown in the Summary Compensation Table in the column titled “All Other Compensation.”

Employment Agreements and Severance Benefits

The specific terms of our employment agreements are discussed on page 31 under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.” The Compensation Committee has noted the prevalence of employment agreements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. The Compensation Committee also believes that reasonable severance benefits (i) should be established with reference to an executive’s position and current cash compensation opportunities, and (ii) should be conditioned upon execution of a release of claims against the employer and its affiliates. Accordingly, the Compensation Committee has approved employment agreements, which include severance benefits, for Mr. Woodward, Mr. Madden and Ms. Sullivan pursuant to which severance is payable upon a termination without cause or a resignation for good reason, subject in each case to the executive executing a release of claims in favor of the Company.

Tax Implications - Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer, our principal financial officer, or any one of our three highest paid executive officers. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success.

Stock Ownership and Retention Guidelines

Our Board of Directors and Compensation Committee have established stock ownership guidelines for our senior executives. These guidelines are designed to encourage our executives to have a meaningful equity ownership in the Company, thereby linking their interests with those of our shareholders. These guidelines provide that, within the first five years of becoming subject to the guidelines, each executive must own (by way of shares owned directly or indirectly and shares represented by unvested time-based RSUs) the Company’s common stock with a value of five times (5x) base salary for Mr. Woodward and two times (2x) base salary for Mr. Madden and Ms. Sullivan. The guidelines also provide that if an executive is not currently in compliance with this guideline (regardless of the compliance grace period), the executive must retain 50% of the net shares (after satisfying any tax obligations and any required payments upon exercise) received upon vesting of RSUs.

Mr. Woodward, who joined the Company on October 22, 2018, Mr. Madden, who joined the Company on August 31, 2022, and Ms. Sullivan, who was appointed as an executive officer on October 31, 2022, have five years to become compliant with these guidelines. The stock ownership and retention guidelines may be found on the Company’s investor relations website at https://ir.kirklands.com/profiles/investor/Governance.asp.

No Hedging/No Pledging Policy

In addition to insider trading restrictions, the Company has a policy that prohibits all employees and non-employee directors from engaging in any of the following transactions involving the Company’s securities including: short sales, buying or selling put or call options or other derivative securities and hedging or monetization transactions such as zero-cost collars and forward sale contracts. In addition, the Company’s policy prohibits holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to one of the Company's Compliance Officers at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Executive Compensation Clawback Policy

The Company has a clawback policy in order to ensure that incentive compensation is paid based on accurate financial data. The purpose of the policy is to enable the Company’s Board, at its discretion, to recover excess incentive compensation in the event that the Company is required to prepare an accounting restatement to correct an error that is material to the previously issued financial statements. “Excess” compensation is generally the amount of performance-based compensation paid above what would have been received had the statements in question been accurate. The clawback policy may be found on the Company’s investor relations website at https://ir.kirklands.com/profiles/investor/Governance.asp.

Summary Compensation Table

The following table provides information about all compensation awarded to or earned by the named executive officers in fiscal 2022 and 2021:

Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Steven C. Woodward (7)	2022	750,000	—	1,055,909	—	—	9,244	1,815,153
Chief Executive Officer	2021	750,000	375,000	1,451,255	—	—	8,973	2,585,228

W. Michael Madden (8)	2022	169,231	—	204,000	124,400	—	13,960	511,591
Executive Vice President and
Chief Financial Officer

Amy E. Sullivan (9)	2022	375,000	—	143,272	—	—	12,978	531,250
President and Chief
Operating Officer

Nicole A. Strain (10)	2022	238,462	—	417,897	—	—	16,604	672,963
Chief Operating Officer and	2021	400,000	120,000	464,420	—	—	22,553	1,006,973
Chief Financial Officer

Michael A. Holland (11)	2022	289,688	—	166,790	—	—	(117,256)	339,222
Senior Vice President and	2021	375,000	187,500	348,329	—	—	263,667	1,174,496
Chief Technology Officer

(1) Our fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31 of each year. Accordingly, fiscal 2022 and 2021 represented the 52 weeks ended on January 28, 2023 and January 29, 2022, respectively.

(2) Amounts reflect base compensation earned by the named executive offers during the period indicated.

(3) These amounts represent discretionary bonuses paid. Discretionary adjustments were considered for the fiscal 2021 non-equity incentive compensation, as such cash bonuses were paid out for fiscal 2021 at the minimum threshold value on March 25, 2022 of $375,000 for Mr. Woodward, $120,000 for Ms. Strain and $93,750 for Mr. Holland. In addition, on January 11, 2021, in connection with Mr. Holland’s employment offer, Mr. Holland was eligible for a $93,750 one-time bonus after six months of employment, which was paid in July 2021.

(4) These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For additional information about the valuation assumptions with respect to equity awards, refer to Note 6 of the consolidated financial statements of the Company in its Form 10-K for the year ended January 28, 2023, as filed with the SEC on April 4, 2023.

(5) The stock awards for fiscal 2022 and 2021 include the value of RSUs and PSUs granted during such fiscal year. The value of the PSUs for fiscal 2022 and 2021 each include half of the PSUs awarded in fiscal 2021 (the “2021 PSUs”), which are subject to the fiscal 2022 and 2021 EBITDA performance metrics, respectively. Therefore, the grant date fair value for the 2021 PSUs included in the table above assumes a target level achievement for such PSUs, which we have determined, in accordance with share-based compensation accounting rules, to be the probable level of achievement of the performance metrics underlying such PSUs as of the grant date. As discussed under “Narrative Description of Named Executive Officer Compensation – Long-Term Equity Based Incentive Compensation - Achievement for 2021-2022 PSU Grant” above, the Company did not achieve the threshold level of EBITDA for the fiscal 2022 and 2021 performance periods underlying the 2021 PSUs. The “PSU Value” table below shows the grant date fair value of the 2021 PSUs that were deemed granted in 2022, assuming that: (i) our performance with respect to the performance metrics for the fiscal 2022 performance period was at target levels (i.e., probable performance at grant date); and (ii) our performance with respect to those performance metrics for the fiscal 2022 performance period was at levels that would result in a maximum payout. The amounts in the column captioned “Grant Date Fair Value (Maximum Performance)” also assume application of a positive 25% TSR modifier to maximum performance, which is an additional 20% of shares.

(6) Other compensation consists of company benefits and other perquisites. The “All Other Compensation” table below further details these items.

(7) Mr. Woodward is retiring from the Company, effective May 31, 2023.

(8) Mr. Madden joined the Company on August 31, 2022 and was recognized as an executive officer.

(9) Ms. Sullivan was recognized as an executive officer, effective October 31, 2022. No compensation related to fiscal 2021, before Ms. Sullivan became a named executive officer, is included above.

(10) On August 31, 2022, Ms. Strain resigned from the Company. Fiscal 2022 represents a partial year for Ms. Strain.

(11) On September 21, 2021, Mr. Holland was recognized as an executive officer. On October 28, 2022, Mr. Holland resigned from the Company. Fiscal 2022 represents a partial year for Mr. Holland.

PSU Value

The following table provides additional detail for the 2021 PSUs, which includes the portion of the 2021 PSUs with a fiscal 2022 grant date under Topic 718, Compensation – Stock Compensation, related to the fiscal 2022 performance period, and excludes the other half of the 2021 PSUs which have a fiscal 2021 grant date under Topic 718, Compensation – Stock Compensation. The grant date fair value of the 2021 PSUs is listed under the “Stock Awards” column in the Summary Compensation Table for fiscal 2022:

Name	Grant Year	Grant Date Fair Value (Probable Performance) (1)	Grant Date Fair Value (Maximum Performance)	Actual Performance (2)
Steven C. Woodward	2022	$212,152	$509,164	$—
Amy E. Sullivan	2022	$30,773	$73,856	$—
Nicole A. Strain	2022	$67,891	$162,939	$—
Michael A. Holland	2022	$50,913	$122,191	$—

(1) The grant date fair value of the 2021 PSUs included in this column reflects target achievement (i.e., probable performance as of the grant date).

(2) None of the 2021 PSUs vested.

All Other Compensation

The following table provides additional detail for those items listed as “All Other Compensation” in the Summary Compensation Table for fiscal 2022:

Description	Mr. Woodward	Mr. Madden	Ms. Sullivan	Ms. Strain	Mr. Holland
401(k) Employer Matching Contribution	$—	$6,769	$—	$10,354	$11,046
Company-Paid Medical, Dental and Life Insurance Premiums	8,284	6,441	12,378	5,900	8,973
Cell Phone Stipend	960	250	600	350	400
Health Savings Account Employer Matching Contribution	—	500	—	—	—
Repayment of Relocation Bonus (1)	—	—	—	—	(137,675)
Total	$9,244	$13,960	$12,978	$16,604	$(117,256)

(1) In connection with Mr. Holland’s resignation from the Company, effective October 28, 2022, Mr. Holland reimbursed the Company $137,675, which is a prorated portion of his January 11, 2021 and December 20, 2021 relocation bonuses.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information about the outstanding equity awards as of January 28, 2023, for the named executive officers:

		Option Awards (1)				Stock Awards(2)
Name	Option / RSU Grant Date (3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock that have not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that have not Vested ($)(5)
Steven C. Woodward	3/26/2019	—	—	—	—	15,321	56,534
	3/24/2021	—	—	—	—	25,324	93,446
	3/23/2022	—	—	—	—	74,934	276,506
W. Michael Madden	8/31/2022	—	40,000	4.08	8/31/2032	50,000	184,500
Amy E. Sullivan	3/26/2019	—	—	—	—	1,753	6,469
	3/24/2021	—	—	—	—	3,674	13,557
	3/23/2022	—	—	—	—	9,991	36,867

(1) Mr. Madden’s August 31, 2022 option grant vests 33% annually on the anniversary of the grant date over three years and has a strike price of $4.08. All options expire on the tenth anniversary of the grant date.

(2) Reflects awards of RSUs. All grants were awarded under the Company’s 2002 Amended and Restated Equity Incentive Plan.

(3) RSUs granted in fiscal 2019 vest 25% annually on each anniversary of the grant date over four years. RSUs granted in fiscal 2021 and fiscal 2022 vest 33% annually on the anniversary of the grant date over three years, except for 33,304 of the 74,934 RSUs granted to Mr. Woodward on March 23, 2022, which cliff vest 3 years from the grant date.

(4) Reflects the number of unvested RSUs as of January 28, 2023.

(5) Reflects the market value of unvested RSUs as of January 28, 2023 based on the closing stock price of $3.69.

Employment Arrangements and Post-Employment Compensation and Benefits

We do not maintain a general severance plan, and except as otherwise discussed in this section with respect to the employment agreements of our named executive officers, there are no provisions for severance or change of control payments for our named executive officers. Our 2002 Amended and Restated Equity Incentive Plan does not provide for automatic acceleration of vesting or other benefits in the event of a change of control. However, under the terms of the 2002 Amended and Restated Equity Incentive Plan, in the event of a “Change in Control,” as defined in such plan, the Board of Directors may, in its sole discretion, cause all outstanding stock options to become fully vested and immediately exercisable and may substitute cash or other substitute consideration for the right to receive shares subject to any unvested RSU grant; provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board of Directors) equal to the then-current fair market value of the shares subject to such unvested RSUs; and provided further that such substitute consideration vests and becomes payable on the same basis as provided in the award agreement with respect to such RSUs and the shares subject thereto (or on such accelerated basis as may then be determined by the Board of Directors, in its discretion). Except as otherwise discussed in this section, any severance payments to named executive officers would be subject to the approval of the Compensation Committee. The details regarding the potential post-employment benefits to which our executive officers are entitled are set forth below.

Steven C. Woodward, Chief Executive Officer

On September 21, 2018, the Company entered into an Employment Agreement with Mr. Woodward effective October 22, 2018, which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation by him for good reason (as such terms are defined in his employment agreement). Under these circumstances, Mr. Woodward would be entitled to severance pay equal to one and a half (1½) times his then-current base salary payable in eighteen substantially equal monthly installments. The payment of any such benefits would be subject to Mr. Woodward providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Mr. Woodward’s employment with the Company ceases for any other reason (including death), then the Company’s obligation to Mr. Woodward will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.

On April 3, 2023, Mr. Woodward entered into a letter agreement with the Company that amends his September 21, 2018 employment agreement. Pursuant to the letter agreement, Mr. Woodward will receive seven months of salary continuation at his current salary following his retirement, effective May 31, 2023, through December 31, 2023, which is the extent of the Company’s post-retirement obligations to Mr. Woodward. The payment of the salary continuation to Mr. Woodward is conditioned upon the execution and delivery by Mr. Woodward of a release form attached as an exhibit to the letter agreement. The letter agreement also provides that Mr. Woodward’s post-employment covenants of non-competition and non-solicitation will expire May 31, 2024.

Assuming one of the following events occurred on January 27, 2023 the last business day of fiscal 2022, Mr. Woodward’s payments and benefits had an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company- Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	1,125,000	—	—	1,125,000

(1) Represents life insurance proceeds from Company-provided life insurance policies.

W. Michael Madden, Executive Vice President and Chief Financial Officer

On August 31, 2022, the Company entered into an Employment Agreement with Mr. Madden effective August 31, 2022, which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation by him for good reason (as such terms are defined in his employment agreement).

Under these circumstances, Mr. Madden would be entitled to severance pay equal to one (1) times his then-current base salary payable in twenty-six (26) bi-weekly payments. The payment of any such benefits would be subject to Mr. Madden providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Mr. Madden's employment with the Company ceases for any other reason (including death), then the Company’s obligation to Mr. Madden will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.

Assuming the following event occurred on January 27, 2023, the last business day of fiscal 2022, Mr. Madden's payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company- Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	400,000	—	—	400,000

(1) Represents life insurance proceeds from Company-provided life insurance policies.

Amy E. Sullivan, President and Chief Operating Officer

On July 14, 2022, the Company entered into an Employment Agreement with Ms. Sullivan, which was amended on April 3, 2023, which provides for certain post-employment benefits in the event of a termination of her employment by us without cause or resignation by her for good reason (as such terms are defined in her employment agreement). Under these circumstances, Ms. Sullivan would be entitled to severance pay equal to one (1) times her then-current base salary payable in twenty-six (26) bi-weekly payments. The payment of any such benefits would be subject to Ms. Sullivan providing the Company with a general release of claims in a form reasonably prescribed by the Company. If Ms. Sullivan’s employment with the Company ceases for any other reason (including death), then the Company’s obligation to Ms. Sullivan will be limited solely to the payment of accrued and unpaid base salary as of the date of such cessation.

Assuming the following event occurred on January 27, 2023, the last business day of fiscal 2022, Ms. Sullivan’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation	Company- Provided Life Insurance Proceeds(1)	Total
Death	$—	$—	$100,000	$100,000
Termination without Cause or resignation for Good Reason	375,000	—	—	375,000

(1) Represents life insurance proceeds from Company-provided life insurance policies.

Nicole A. Strain, Former Chief Operating Officer and Chief Financial Officer

Ms. Strain resigned from the Company, effective August 31, 2022, and she received no compensation or benefits in connection with her resignation.

Michael A. Holland, Former Senior Vice President and Chief Technology Officer

Mr. Holland resigned from the Company, effective October 28, 2022, and he received no compensation or benefits in connection with his resignation.

Pay Versus Performance

The following table sets forth certain information with respect to the Company’s financial performance and the compensation actually paid to our named executive officers for fiscal 2022 and 2021:

Year(1)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (5)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (6)	Net (Loss) Income ($) (in thousands)
2022	1,815,153	(1,245,699)	513,757	58,855	14.49	(44,694)
2021	2,585,228	(1,909,849)	1,090,735	303,477	61.04	22,026

_________________

(1) The Principal Executive Officer (“PEO”) and other Named Executive Officers (“NEOs”) for the applicable years were as follows:

•
Fiscal 2022: Steven C. Woodward served as the PEO for the entirety of fiscal 2022 and the Company’s NEOs were: W. Michael Madden, Amy E. Sullivan, Nicole A. Strain and Michael A. Holland.
•
Fiscal 2021: Steven C. Woodward served as the PEO for the entirety of fiscal 2021 and the Company’s NEOs were: Nicole A. Strain and Michael A. Holland.

(2) Amounts reported in this column represent the total compensation reported in the “Total” column of the Summary Compensation Table for the applicable year for Mr. Woodward.

(3) The dollar amounts reported in in this column represent the amount of compensation actually paid to Mr. Woodward, as computed in accordance with Item 402(v) of Regulation S-K. To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Woodward is set forth following the footnotes to this table. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Woodward during the applicable year.

(4) Amounts reported in this column represent the average of the amounts reported for our NEOs as a group in the “Total” column of the Summary Compensation Table for the applicable year.

(5) The dollar amounts reported in this column represent the average amount of compensation actually paid to our NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for our NEOs is set forth following in the footnotes to this table. The dollar amounts do not reflect actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year.

(6) Pursuant to rules of the SEC, the comparison assumes $100 was invested on January 30, 2021 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

For Fiscal 2022 and 2021, the compensation actually paid to the PEO and the average compensation actually paid to the NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table, computed in accordance with Item 402(v) of Regulation S-K:

Year	Summary Compensation Table Total ($)	Minus Grant Date Fair Value of Stock Option and Stock Awards Granted in Fiscal Year ($)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Option and Stock Awards Granted in Fiscal Year ($)	(Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($)	(Minus)/Plus Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year ($)	(Minus) Fair Value of Awards Granted in Prior Years that were Forfeited During Fiscal year ($)	Equals Compensation Actually Paid ($)
Steven C. Woodward (PEO)
2022	1,815,153	1,055,909	276,506	(481,643)	(1,799,806)	-	(1,245,699)
2021	2,585,228	1,451,255	590,302	(3,642,396)	8,272	-	(1,909,849)
Other Named Executive Officers (Average)
2022	513,757	264,090	83,144	(10,635)	(198,869)	(64,452)	58,855
2021	1,090,735	406,375	165,291	(545,144)	(1,030)	-	303,477

Pay versus Performance Comparative Disclosure

We believe the compensation actually paid in each of the years reported above and over the two-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our Amended and Restated 2002 Equity Incentive Plan. The section “Narrative Description of Named Executive Officer Compensation” describes in greater detail the Compensation Committee’s emphasis on “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation. Because of the emphasis of our executive compensation program toward long-term incentives through grants of RSUs, PSUs, and stock options, the compensation actually paid is most significantly impacted by changes in our stock price over the vesting period of the awards.

Relationship Between Compensation Actually Paid and TSR

The following graph demonstrates the relationship between compensation actually paid over the two-year cumulative period to the PEO and the NEOs and the TSR of the Company over the same period:

Compensation Actually Paid vs. Company TSR
$500,000
$-
$(500,000)
$(1,000,000)
$(1,500,000)
$(2,000,000)
Compensation Actually Paid
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Total Shareholder Return Indexed ($100)
2021
2022
PEO
Average for Non-PEO NEOs
Company TSR

While the compensation actually paid to the PEO increased in comparison to the decrease in the Company’s TSR over the same period, the PEO still had significant negative compensation actually paid during both fiscal years. The negative compensation actually paid to the PEO is directly related to the Company’s decline in stock price in fiscal 2021 and 2022.

Relationship Between Compensation Actually Paid and Net Income (Loss)

The following graph demonstrates the relationship between compensation actually paid over the two-year cumulative period to the PEO and NEOs and the Company’s net income (loss) over the same period:

Compensation Actually Paid vs. Net Income (Loss)
$500,000
$-
$(500,000)
$(1,000,000)
$(1,500,000)
$(2,000,000)
Compensation Actually Paid
$30,000
$20,000
$10,000
$-
$(10,000)
$(20,000)
$(30,000)
$(40,000)
$(50,000)
Net Income (tLoss) (in thousands)
2021
2022
PEO
Average for Non-PEO NEOs
Net Income (Loss)

While the compensation actually paid to the PEO increased in comparison to the decrease in the Company’s net income (loss) over the same period, the PEO still had significant negative compensation actually paid during both fiscal years. The negative compensation actually paid to the PEO is directly related to the Company’s decline in net income (loss) and corresponding decline in stock price in fiscal 2021 and 2022.

VII. RELATED PARTY TRANSACTIONS

Our Policies Regarding Related Party Transactions

We have a written statement of policy with respect to related party transactions, which is administered by the Audit Committee of our Board of Directors. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us (including any of our subsidiaries) and a Related Person, without regard to the amount involved. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of five percent of our Common Stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest in such entity. Related Party Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder with all other shareholders, transactions involving competitive bids, or transactions involving certain bank-related services.

Under the terms of our related party transaction policy, the Audit Committee will only approve a Related Party Transaction if it is determined that the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders. Any director or officer with an interest in a related party transaction is expected to recuse him or herself from considering the matter and voting upon it. In all cases, a director or officer with an interest in a Related Party Transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

When reviewing a Related Party Transaction, the Audit Committee will use any process and review any information that it determines to be appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to the Company; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party. All Related Party Transactions will be disclosed in accordance with SEC rules.

In the event that we become aware of a Related Party Transaction that was not previously approved or ratified by the Audit Committee, we will evaluate all options available with respect to that transaction, including ratification, revision or termination.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•
the Audit Committee approves or ratifies such transaction in accordance with the terms of our related party transaction policy; or
•
the Chairperson of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and, thus, not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

We identified the following transactions with Related Persons for fiscal 2021 to which we were a party or proposed to be a party that are required to be disclosed in accordance with applicable SEC rules:

Real Estate Lease

The Company leases 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee from Vann Drive Partners, a joint venture in which Miles T. Kirkland, a former member of our Board of Directors, who retired on June 22, 2021, holds a minority equity position. The current lease matures in January 2030, with two 5-year renewal options. The current lease provides for minimum rental payments of $13,000 per month, beginning in January 2020. The terms of the lease were amended in May 2020, which provided for rent payments equal to 50% of minimum payments for the months of April and May 2020. The amendment allowed the remaining 50% of the balance for April and May 2020 to be paid in 12 equal monthly installments, without interest, beginning January 1, 2021. In fiscal 2021, the Company paid total rent under the lease of $167,917. This lease has been reviewed and approved by our Board of Directors and Audit Committee. Management considers the terms of this lease to be at arms-length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.

Other than as disclosed above, since the beginning of fiscal 2021, we are not aware of any transactions in which the Company or any of its subsidiaries was or will be a participant and in which any persons deemed to be “related persons” for purposes of Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (“Item 404(a)”) had or will have a direct or indirect material interest that require disclosure under Item 404(a).

VIII. OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2022, all Reporting Persons were in compliance with Section 16(a) filing requirements, except for the following: the Company filed one late Form 4 on March 25, 2022 relating to a sale made by Nicole Strain on March 22, 2023 and John H. Lewis filed one late Form 4 on January 4, 2023 relating to a sale made by Osmium Partners, LLC on December 29, 2022.

Independent Registered Public Accounting Firm

The Audit Committee has selected EY to be the Company’s independent registered public accounting firm for fiscal 2023. Representatives of EY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. In addition, representatives of EY will be available to respond to appropriate questions at that time.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board, which can be found on our investor relations website at https://ir.kirklands.com/profiles/investor/Committees.asp. The charter is also available in print to any shareholder who requests it by making a written request addressed to:

Kirkland’s, Inc.

Attn: Corporate Secretary

5310 Maryland Way

Brentwood, TN 37027

The Audit Committee reviews the financial information provided to shareholders and others, oversees the system of internal control over financial reporting, which management and the Board have established, oversees compliance with legal and regulatory requirements by the Company and its employees relating to the preparation of financial information and reviews the independent registered public accounting firm’s qualifications, independence and performance.

As part of its oversight of our financial statements, the Audit Committee has:

•
Reviewed and discussed the audited financial statements of the Company for the fiscal year ending January 28, 2023 with management and Ernst & Young LLP, our independent registered public accounting firm;
•
Discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•
Received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

The Audit Committee’s review and discussion of the audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that our audited financial statements have been prepared in conformity with U.S. generally accepted accounting principles.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending January 28, 2023 for filing with the SEC.

The Audit Committee

Charlie Pleas, III, Chair

Ann E. Joyce

Jill A. Soltau

Chris L. Shimojima

Audit and Non-Audit Fees

The aggregate fees billed for services rendered by our current independent registered public accounting firm, EY, during fiscal 2022 and fiscal 2021 were as follows:

	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$589,041	$693,395
Audit-Related Fees	—	—
Tax Fees(2)	—	3,000
All Other Fees	—	—
Total	$589,041	$696,395

(1) Audit Fees consist of fees and related expenses billed for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements. The decrease in audit fees mainly relates to the Company exiting accelerated filer status and entering non-accelerated filer status, and as such, did not need a Sarbanes-Oxley opinion on internal control over financial reporting in fiscal 2022.

(2) Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

Pre-Approval Policy

All fees described above were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services as summarized below.

General

Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved cost level require specific pre-approval by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent registered public accounting firm reasonably can provide.

Tax Services

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent registered public accounting firm. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

Shareholder Proposals for the 2024 Annual Meeting

Shareholders may nominate director candidates and make proposals to be considered at the 2024 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2024 Annual Meeting or any other proposal for consideration at the 2024 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 23, 2024 and April 22, 2024.

In addition to being able to present proposals for consideration at the 2024 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2024 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below no later than January 5, 2024, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 23, 2024.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Corporate Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 5310 Maryland Way, Brentwood, Tennessee 37027, Attention: Carter R. Todd, Corporate Secretary.

Annual Report

A copy of the Company’s Annual Report to Shareholders for fiscal 2022 has been posted online, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice of Internet Availability.

The Company will provide to each person solicited without charge, upon request in writing, a copy of its Annual Report on Form 10-K for fiscal 2022, excluding exhibits, including the consolidated financial statements, as filed with the Securities and Exchange Commission for fiscal 2022. Requests should be directed to Kirkland’s, Inc., 5310 Maryland Way, Brentwood, Tennessee 37027, Attention: Carter R. Todd.

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicative information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholder who objects to or wishes to begin householding may notify Investor Relations, Kirkland’s, Inc., in writing at 5310 Maryland Way, Brentwood, Tennessee 37027 or by telephone at (615) 872-4898. We will send an individual copy of the proxy statement to any shareholders who revoke their consent to householding within 30 days of our receipt of such revocation.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

CARTER R. TODD
Vice President,
General Counsel and Corporate Secretary

KIRKLAND’S, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 20, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 18, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 20, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 18, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIRKLAND’S, INC.

The Board of Directors recommends you vote FOR the following proposal:
1. Election of Class III Directors for a three-year term expiring at the 2026 Annual Meeting.
Nominees:		For	Against	Abstain
1a. Chris L. Shimojima		☐	☐	☐
1b. Jill A. Soltau		☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2. To approve, on an advisory basis, compensation for our named executive officers.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. To recommend, on an advisory basis, the frequency of named executive officer compensation votes.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
4. Ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for fiscal 2023.		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report to Shareholders, which includes a copy of the

2022 Annual Report on Form 10-K, are available at: http://ir.kirklands.com/Annual_Meeting.

KIRKLAND’S, INC. Proxy Solicited on Behalf of The Board of Directors of Kirkland’s, Inc. for the Annual Meeting of Shareholders to be held on June 21, 2023

The undersigned, revoking all previous proxies, hereby appoints Carter R. Todd and R. Wilson Orr, III and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Kirkland’s, Inc. to be held at Kirkland’s Home corporate offices on June 21, 2023, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NOMINATED BY THE COMPANY, “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, “FOR” THE DETERMINATION, ON AN ADVISORY BASIS, TO HAVE FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY ONE YEAR, AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Continued and to be signed on reverse side